Exhibit 11
                             DETECTION SYSTEMS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


Year Ended March 31,                                1999       1998*      1997
                                                    ----       ----     ----
Net income applicable to common
stock                                             $4,471     $1,382     $3,725
                                                   =====      =====      =====
Weighted average number of shares                  6,319      5,433      4,359
                                                   =====      =====      =====
Basic earnings per share                           $0.71      $0.25      $0.85
                                                   =====      =====      =====
Shares attributable to deferred
compensation plans and stock
options and warrants                                 508        290        575
                                                    ====       ====       ====
Diluted earnings per share:                        $0.65      $0.24      $0.76
                                                    ====       ====       ====


* Due to losses incurred in the third and fourth quarters, the effect of shares attributed to options, warrants and deferred compensation was reduced by 297,000 in arriving at the year-to-date weighted average number of shares included in diluted earnings per share, to avoid anti-dilution.